Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forest Oil Corporation 2014 Long Term Incentive Plan of our reports dated (i) February 26, 2014, with respect to the consolidated financial statements of Forest Oil Corporation (“Forest”), except as related to the going concern matter discussed in Note 1 to the consolidated financial statements as to which the date is October 1, 2014, and (ii) February 26, 2014, with respect to the effectiveness of internal control over financial reporting of Forest, except as related to the effects of the material weaknesses described in the sixth paragraph of our report as to which the date is October 1, 2014, included in Forest’s Annual Report (Form 10-K) and Amendment No. 1 thereto (Form 10-K/A) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado December 15, 2014